UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 28, 2007

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2007, OGE Energy Corp. (“Energy Corp.”), the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release announcing that Energy Corp.’s Board of Directors appointed two new directors, Kirk Humphreys and Leroy C. Richie, to serve on Energy Corp.’s and the Company’s Board of Directors. Mr. Humphreys and Mr. Richie were elected to terms expiring at Energy Corp.’s Annual Meeting of Shareowners on May 22, 2008, at which time they are expected to be nominated for approval by the Company’s shareowners. Mr. Humphreys and Mr. Richie have not yet been named to any committees of the Board. For further information, see the attached press release which is furnished as Exhibit 99.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated November 28, 2007, announcing OGE Energy Corp. increases dividend, appoints new directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

December 4, 2007

Exhibit 99.01

OGE Energy Corp. increases dividend, appoints new directors

Dividend increased from $1.36 to $1.39 per share; Humphreys, Richie named to Board

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced today that its Board of Directors has approved an increase in the company’s annual dividend to $1.39 per share from $1.36 per share. The increase is effective with its first-quarter 2008 dividend of $0.3475 per common share of stock, to be paid Jan. 30, 2008, to shareowners of record Jan. 10, 2008.

“The dividend increase reflects our confidence in the company’s continued growth,” said Pete Delaney, chairman, president and CEO of OGE Energy. “As we continue our program of major infrastructure investments, we will continue to pursue our goal of increasing the dividend.”

OGE Energy also announced that Kirk Humphreys and Leroy C. Richie have been appointed to the company’s Board of Directors. Richie and Humphreys were elected to terms that will expire at the company’s annual shareowners meeting May 22, 2008, at which time they will be nominated for election by the company’s shareowners for three-year terms.

Since 1989, Humphreys, 57, has been active in the development and acquisition of commercial real estate in Oklahoma and surrounding states.

He was elected Mayor of Oklahoma City in 1998 and re-elected in 2002. Under his leadership, the city completed the historic MAPS Projects, a $360 million public investment, which has led to more than $2 billion of private investment in downtown Oklahoma City.

Humphreys serves as vice chairman for Aviation and Aerospace of the Greater Oklahoma City Chamber of Commerce and chairman of the Oklahoma District Council of the Urban Land Institute. He is a trustee of the Oklahoma City Airport Trust, the Oklahoma City Economic Development Trust and the Oklahoma Industries Authority. He serves on the boards of the Oklahoma State Fair, INTEGRIS Health, City Care and the Native American Cultural and Educational Authority.

Richie, 65, serves as of counsel to the Detroit-based law firm of Lewis & Munday, P.C., one of the oldest and largest law firms in the nation founded by minorities. He previously was chairman and CEO of Q Standards World Wide Inc. and Capitol Coating Technologies Inc., and President of Intrepid World Communications. Richie also has served as Vice President and General Counsel for Automotive Legal Affairs of Chrysler Corporation and as director of the New York office of the Federal Trade Commission.

Richie served on the Board of Directors of Kerr-McGee Corporation from 1998 to 2006, the last three years as chairman of the Audit Committee. He currently serves as a director of Digital Ally Inc., Infinity Energy Resources Inc., Tri-Continental Corp. and companies in the Seligman family of investment companies.

“Roy and Kirk bring a wealth of experience, knowledge and insight to the Board,” Delaney said. “We’re pleased that they have agreed to serve OGE shareholders as directors during this important period in the company’s history.”

OGE Energy is the parent company of OG&E Electric Services, a regulated electric utility, and of Enogex Inc., a midstream natural gas pipeline business.

CLASS OF STOCK:	OGE Energy Corp. Common
DIVIDEND PER SHARE:	$0.3475
RECORD DATE:	01/10/08
PAYMENT DATE:	01/30/08